Exhibit 99.1

NVIDIA ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE FOURTH QUARTER ENDED JANUARY 30, 2005

Continued Strength and Share Gains in the GeForce™ 6 GPU Family Combined with Record Sales in Both Media and Communications Processors and Wireless Media Processors Drive Revenue Growth

SANTA CLARA, CA—FEBRUARY 1, 2005—NVIDIA Corporation (Nasdaq: NVDA), a worldwide leader in graphics and digital media processors, today announced preliminary financial results for the quarter ended January 30, 2005. The Company expects to report total revenue for its fourth quarter of fiscal 2005 between $560 million to $570 million, as compared to the previous guidance of $516 million to slightly higher. Fourth quarter gross margin percentage is expected to be between 33.5 percent and 34.5 percent, as compared to the previous guidance of 33.3 percent.

During the fourth quarter, the Company introduced the new GeForce 6200 graphics processing unit (GPU) with TurboCache™ technology, the industry’s only Shader Model 3.0 GPU designed for the value segment. The addition of the GeForce 6200 GPU continued to drive momentum for the entire GeForce 6 GPU family, leading to share gains and strong revenue growth in the core GPU segments, offsetting an anticipated seasonal revenue decline of approximately $70 million from the third fiscal quarter of 2005 of Xbox products. The growing adoption of the Company’s NVIDIA nForce™ 4 media and communications processors (MCPs) and the continued ramp of the GoForce™ wireless media processor (WMP) design wins produced record revenue for each business unit. Driven by a continued product mix shift to the GeForce 6 GPU family and an increased mix shift to NVIDIA nForce 4 MCPs, gross margin percentage continues to improve ahead of Company expectations.

NVIDIA will host a conference call to discuss its final financial results for the fourth quarter of its fiscal year 2005 and the outlook for its first quarter on February 17, 2005 at 2:00 PM, Pacific Time. The Company's prepared remarks will be followed by a question and answer period, which will be limited to questions from analysts and institutional investors.

To listen to the conference call, please dial 706-679-0543; no password is required. The conference call will also be webcast live (listen-only mode) at the following websites: www.nvidia.com and www.streetevents.com. You must have a compatible media player installed on your computer in order to listen to the webcast. You may download a media player for free at the sites listed above.

The press release announcing the Company’s results will be distributed over a national wire service prior to the conference call. The press release will also be posted at the Company’s website: www.nvidia.com.

Replay of the conference call will be available via telephone by calling 800-642-1687 (or 706-645-9291), passcode 8995646, until February 24, 2005. The web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its first quarter fiscal 2006.

About NVIDIA

NVIDIA Corporation is a worldwide leader in graphics and digital media processors. The Company’s products enhance the end-user experience on consumer and professional computing devices. NVIDIA graphics processing units (GPUs), media and communications processors (MCPs), and wireless media processors (WMPs) have broad market reach and are incorporated into a variety of platforms, including consumer and enterprise PCs, notebooks, workstations, PDAs, mobile phones, and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 2,000 people worldwide.  For more information, visit the Company’s Web site at www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to expected total revenue for the fourth quarter of fiscal 2005, the expected gross margin percentage for the same period and gross margin improvement are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. The Company's final results for the fourth quarter of fiscal 2005 could differ materially from those described by these statements as a result of the Company's customary quarterly financial closing procedures. These forward-looking statements speak only as of the date hereof. NVIDIA disclaims any obligation to update these forward-looking statements.

Copyright © 2005 NVIDIA Corporation. All rights reserved. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.